Exhibit 10.2
METRETEK TECHNOLOGIES, INC.
303 East Seventeenth Avenue, Suite 660
Denver, Colorado 80203
Telephone: (303) 785-8080
Facsimile: (303) 785-8085

NOTICE OF REDEMPTION OF WARRANTS

REDEMPTION DATE: FEBRUARY 19, 2006
EXERCISE RIGHT EXPIRES: 6:30 P.M., NEW YORK CITY TIME
FEBRUARY 19, 2006

To the Holders of
Warrants Originally Issued May 3, 2004 by
Metretek Technologies, Inc.:
     NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Warrants originally issued on May 3, 2004 (the “Warrants”), by Metretek Technologies, Inc., a Delaware corporation (the “Company”), the Company hereby exercises its right to call the Warrants by requiring the exercise of all of the outstanding and unexercised Warrants on or before 6:30 p.m., New York City time, on February 19, 2006 (the “Call Date”). The Company shall have the right to repurchase, in cash, any Warrants that remain outstanding and unexercised after the Call Date at a price equal to $.01 (the “Call Price”) multiplied by the number of shares of common stock, par value $.01 per share (the “Common Stock”), of the Company into which such unexercised Warrants would have been exercisable (the “Warrant Shares”). All conditions to and requirements for the Company’s right to call the Warrants at this time have been satisfied.
     Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $3.41 per share, subject to adjustment in certain events, at any time until 6:30 p.m., New York City time, on the Call Date, and the Warrants will remain exercisable pursuant to their terms until such date and time. The resale of the Warrant Shares by the holders of the Warrants is registered by the Company’s Registration Statement on Form S-3, Registration No. 333-116155 and Registration No. 333-96369 (the “Registration Statement”), and covered by the prospectus included therein dated November 21, 2005 (the “Prospectus”).
     The Common Stock is listed and traded on the American Stock Exchange under the trading symbol “MEK”. On January 18, 2006, the last sale price of the Common Stock as reported on the American Stock Exchange was $9.99 per share. The Warrants are not publicly traded and are not listed on any stock exchange or stock market.

Alternatives Available to Holders of Warrants
     As a result of the Warrant call by the Company, Warrant holders have the following alternatives with respect to their Warrants:
•	Holders may exercise their Warrants until the Call Date. Until 6:30 p.m., New York City time, on February 19, 2006, the Call Date, Warrant holders may exercise their Warrants by purchasing shares of Common Stock at the exercise price of $3.41 per share. The Warrant Shares may either be held for investment or sold under the Prospectus.

•	Holders may deliver their Warrants to be redeemed for cash after the Call Date. After the Call Date, any Warrants that remain outstanding and unexercised will be redeemed by the Company at a Call Price of $.01 per Warrant. All Warrants outstanding after 6:30 p.m., New York City time, on the Call Date will be deemed to be redeemed by the Company, whether or not they have been surrendered for redemption. However, Warrant holders must surrender their Warrants to the Company to receive the Call Price.
     Holders of Warrants are urged to consult with their own tax, business and other advisors concerning the tax, business and other consequences of the exercise, sale or redemption of their Warrants.
Manner of Exercise of Warrants
     Warrant holders may exercise their Warrants by properly completing and signing the Exercise Notice attached to their Warrants, and sending the Warrants to the Company, together with a payment (by wire transfer, certified or cashier’s check or money order) of the aggregate exercise price of the Warrants in full (in U.S. dollars) by such holder, to the Company at the address at the top of this Notice. All checks and money orders should be made payable to the order of “Metretek Technologies, Inc.” and delivered to the Company at the address on the top of the cover page of this Notice. Holders of Warrants that wish to pay the exercise price by wire transfer of immediately available funds should notify the Company of the wire (including the Federal routing number and other transmitting information) and have the funds wired to the following account:
First National Bank of Colorado
Boulder, Colorado 80301
Phone: (303) 544-7999
ABA Number: 107001960
Acct Number: 0701006851
Acct Name: Metretek Technologies, Inc.
     A holder may exercise Warrants in whole or in part, but no Warrants may be exercised for fractional shares of Common Stock.
     The exercise price will be considered to have been paid only upon clearance of the wire transfer, certified or cashiers bank check or money order tendered therefor. All funds received by the Company from the exercise of the Warrants will be deposited upon receipt.
     Once a holder has exercised a Warrant, the exercise may not be revoked. To be accepted, the properly completed Warrants and payment with respect to the exercise price of the Warrants must be received by the Company before 6:30 p.m., New York City time, on February 19, 2006, the Call Date.
     Certificates representing the Warrant Shares will be issued and delivered promptly after the Company receives the duly completed and signed Exercise Notice and the payment of the exercise price of the Warrants in full. Holders of Warrants, as such, will not have any rights as stockholders of the Company until stock certificates representing the Warrant Shares subscribed for are issued to them.

     The risk of method of delivery of all documents and payment is on the holders of the Warrants, not the Company. If the mail is used, it is recommended that payments be made by registered mail, properly insured, return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Company before the expiration of the Warrants.
     Questions relating to the method of exercise should be directed to the Company at the address set forth at the top of the first page of this Notice.
     The right of holders to exercise the Warrants will expire at 6:30 p.m., New York City time, on February 19, 2006. All Warrants not properly exercised on or before such date and time will be redeemed by the Company at the Call Price. After the Call Date, all Warrants must be delivered to the Company for receipt of the Call Price.
     The method of exercise and redemption and the rights of the holders of Warrants are governed by and subject to the terms and conditions set forth in the Warrants. This Notice of Redemption of Warrants is being given, and the manner of redemption will be conducted, in compliance with the terms and conditions of the Warrants.
Warrant Shares
     The issuance of the Warrant Shares by the Company to the Warrant holders upon proper and timely exercise of the Warrants has not been registered with the SEC or the securities commission of any state, and cannot be transferred or sold except in compliance with applicable federal and state securities laws. The certificates representing the Warrant Shares will contain a restrictive legend to that effect. However, the sale of the Warrant Shares by the holders after exercise has been registered with the SEC and is covered by the Prospectus, so long as the holder complies with applicable prospectus delivery requirements.
Questions and Requests for Additional Information and Copies
     Any questions or requests for additional information relating to this Notice or otherwise related to the Warrants or the Warrants Shares should be directed to the Company at the address and telephone number set forth on the first page of this Notice. Additional copies of this Notice, the Prospectus or any other documents referred to in this Notice may be obtained, without charge, by written or oral request to the Company.
By Order of the Board of Directors
W. Phillip Marcum, President
Denver, Colorado
January 19, 2006